Exhibit 8.2

910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BRUSSELS DALLAS DUBAI HONG KONG HOUSTON LONDON	MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

Company Registration Statement Tax Opinion

March 16, 2021

RigNet, Inc.

15115 Park Row Blvd, Suite 300

Houston, Texas 77084

Ladies and Gentlemen:

We have acted as counsel to RigNet, Inc., a Delaware corporation (“Company”), in connection with the merger of Royal Acquisition Sub, Inc. (“Acquisition Sub”), a Delaware corporation and wholly owned subsidiary of Viasat, Inc., a Delaware corporation (“Parent”), with and into Company, with Company surviving as a wholly owned subsidiary of Parent (the “Merger”), pursuant to the Agreement and Plan of Merger dated December 20, 2020, as amended (the “Merger Agreement”), by and among Parent, Acquisition Sub, and Company. Capitalized terms used but not defined herein shall have the meanings set forth in the Registration Statement.

This opinion letter is being delivered in connection with the Registration Statement on Form S-4 filed by Parent on March 16, 2021, Registration No. 333-252618 (the “Registration Statement”), as amended and supplemented through the date hereof, with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”).

In arriving at the opinion expressed below, we have examined and relied upon the Merger Agreement, the proxy statement/prospectus (the “Proxy Statement/Prospectus”), which is included in and incorporated by reference into the Registration Statement, representations of officers and other representatives of Parent, Acquisition Sub, and Company, and such other records and documents as in our judgment are necessary or appropriate to enable us to provide this opinion. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. We have assumed, with your consent, that the Merger will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement and the Registration Statement, and the Merger will be effective under the laws of the State of Delaware.

Subject to the limitations, qualifications, and assumptions set forth herein and in the Proxy Statement/Prospectus, solely for U.S. federal income tax purposes, we are of the opinion that under current law the Merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

March 16, 2021

Our opinion is based and conditioned upon the initial and continuing accuracy of the statements, representations, and assumptions set forth in the Merger Agreement, the Proxy Statement/Prospectus, representations of officers and other representatives of Parent, Acquisition Sub, and Company, and the other records and documents referred to above. This opinion is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein.

Our opinion is based on our interpretation of the Code, applicable Treasury regulations, judicial authority, and administrative rulings and practice, all as of the date hereof. There can be no assurance that future legislative, judicial, or administrative changes or interpretations will not adversely affect the accuracy of the conclusions set forth herein. Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of any change in fact, circumstances, or law that may alter, affect, or modify our opinion. In addition, our opinion is based on the assumption that the matters will be properly presented to the applicable court. Furthermore, our opinion is not binding on the Internal Revenue Service or a court. There can be no assurance that the Internal Revenue Service will not take contrary positions or that a court would agree with our opinion if litigated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Proxy Statement/Prospectus. In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under section 7 of the Act or the rules and regulations of the Commission issued thereunder.

Sincerely,

/s/ Baker Botts L.L.P.